SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1933



                           K-V PHARMACEUTICAL COMPANY
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


      Delaware                                        43-0618919
----------------------------------------    ------------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


 2503 S. Hanley Road, St. Louis, MO                     63144
----------------------------------------    ------------------------------------
(Address of Principal Executive Offices)              (Zip Code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction (A.(c), check the following box. |X|

If the form relates to the  registration  of a class of  securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction (A).(d), check the following box. |_|

Securities Act registration statement file number to
which this form relates:                                       _______

Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of each exchange on
Title of each class to be registered        which each class is to be registered
------------------------------------        ------------------------------------

Class A Common Stock, $0.01 Par Value                New York Stock Exchange

Class B Common Stock, $0.01 Par Value                New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered
         -------------------------------------------------------

Authorized Capital Stock
------------------------

         The Company's Certificate of Incorporation, as amended (the "Certificate") provides for an authorized capital stock of 150,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock") and 75,000,000 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock") (collectively, the "Common Stock").

Common Stock
------------

         Holders of Class B Common Stock are entitled to one vote per share for the election of directors and other corporate matters. Holders of Class A Common Stock are entitled to 1/20th of one vote per share for the election of directors and other corporate matters. Class A Common Stock and Class B Common Stock vote as a single class on all matters except to the extent otherwise required by applicable law. The Common Stock does not include any cumulative voting rights for the election of directors. The Common Stock is not subject to any preemptive rights. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors of the Company out of funds legally available therefor; provided, however, cash or other non-stock dividends paid on Class A Common Stock must equal 120% of cash or other non-stock dividends paid on Class B Common Stock. Class B Common Stock is convertible into Class A Common Stock at any time on a share-for-share basis. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of any outstanding shares of preferred stock.


Special Provisions of the Certificate and Delaware Law
------------------------------------------------------

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

         The foregoing provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

         Section 102(a)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of the directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Transfer Agent
--------------

         The transfer agent and registrar for the Common Stock is Chase Mellon, Shareholder Services.


Item 2.     Exhibits
-------     --------
              1. All exhibits required by Instruction II to Item 2 will be provided to the New York Stock Exchange.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               K-V PHARMACEUTICAL COMPANY



                               By:  /s/ Gerald R. Mitchell
                                   ---------------------------------------------
                                   Gerald R. Mitchell
                                   Vice President - Finance
                                   (Chief Financial Officer)

Dated:  March 22, 1999